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NEWS RELEASE
FOR RELEASE:  IMMEDIATE

Contact: Elizabeth Youngs, Director of Public Relations
(703)227-3061, e-mail:  lyoungs@objectivecom.com

Contact: Vincent Daniels/John Nesbett
 Lippert/Heilshorn & Associates, Inc. (212) 838-3777

      OBJECTIVE COMMUNICATIONS, INC. ANNOUNCES FIRST QUARTER SHIPMENTS
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         Portsmouth, NH, April 13, 1998 -- Objective Communications, Inc.
("Objective") (Nasdaq NM: OCOM), today announced continued shipments of its award-winning VidPhone(R) system during the first quarter of 1998. First quarter shipments consisted of fourteen new VidPhone systems and significant quantities of back-ordered system components for the forty VidPhone systems shipped in the fourth quarter of 1997. Total fourth quarter and first quarter shipments of fifty-four VidPhone systems are in-line with the Company's internal projections for the two quarters combined.

         The Company's revenue recognition policy for initial shipments of its new video networking system technology continues to be predicated upon long-term customer acceptance of installed systems. The Company will recognize only minimal revenue from these combined shipments in the first quarter. Consistent with its policy and with its fourth quarter earnings announcement, the Company expects to recognize revenue from all fourth quarter 1997 and first quarter 1998 shipments in the first half of 1998.

         Objective developed the patented VidPhone(R) system that supports high quality cost-effective video broadcast, retrieval and conferencing to desktops and conference rooms, over the same wire used by existing telephone systems. The Company is selling the VidPhone system through channel partners, which include telephone companies, PBX manufacturers, networking integrators and other value added resellers. The Company's common stock is listed on the Nasdaq National Market under the symbol OCOM. For more information, contact Elizabeth Youngs, Director of Public Relations, (703) 227-3061, or e-mail: lyoungs@objectivecom.com.

         Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product demand, the impact of competitive products and pricing, changing economic conditions, including changes in short term interest rates and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission.